Exhibit 99.1

Real Asset Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and
Warrants, Commencing on or about June 2, 2025

PRINCETON, NEW JERSEY, May 29, 2025 (GLOBE NEWSWIRE) -- Real Asset Acquisition Corp. (Nasdaq: RAAQU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise by the underwriters of their overallotment option in full, completed on April 30, 2025 (the “Offering”), may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about June 2, 2025. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol “RAAQU,” and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Global Market under the symbols “RAAQ” and “RAAQW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Efficiency, the Company’s transfer agent at dwacrequests@useefficiency.com, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on April 28, 2025 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Real Asset Acquisition Corp.

Real Asset Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it intends to target opportunities and companies that are in the quantum computing, metals/mining, rare earth and infrastructure sectors.

Contact

Peter Ort

Principal Executive Officer and Co-Chairman

Real Asset Acquisition Corp.

pete@curaleaassociates.com